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                                                                      EXHIBIT 99


                 ROCKY SHOES & BOOTS, INC. ANNOUNCES ELECTION OF
                    J. PATRICK CAMPBELL TO BOARD OF DIRECTORS

CONTACT:
Jim McDonald
Vice President and CFO
(740) 753-1951

NELSONVILLE, OHIO -- NOVEMBER 30, 2004 -- Rocky Shoes & Boots, Inc. (Nasdaq:
RCKY) today announced that J. Patrick Campbell has been elected to a newly created position on its Board of Directors effective this date, increasing the board to eight members.

Mr. Campbell, since January 2004, has served as a consultant and Chief of Technology and Operations for the American Stock Exchange, New York, New York. Prior to his current consulting position, he was an executive of Nasdaq from 1997 through 2001, serving as Executive Vice President from January 1997 to March 1999, Chairman of Nasdaq Investment Products from December 1999 to December 2001, Chief Operating Officer from March 1999 to December 2001, and President of Nasdaq U.S. Markets from August 2000 to December 2001. During 2002 and 2003, Mr. Campbell was self-employed as a business consultant.

Prior to joining Nasdaq, Mr. Campbell was employed at The Ohio Company, a privately held investment banking firm in Columbus, Ohio from 1971 to 1996, where he served as Senior Executive Vice President and a member of the board of directors from 1991 through 1996.

Mr. Campbell graduated from Ohio University in 1971 and from the Securities Industry Institute, Wharton School of Finance in 1979. He serves on the board of the Ohio University Foundation and as chair of the Investment Committee. He retired in 1992 as a Major, United States Air Force (Air National Guard) where he was a command pilot and served in the Gulf War. Decorations include the Bronze Star and three Air Medals. Mr. Campbell resides in Potomac, Maryland.

ABOUT ROCKY SHOES & BOOTS, INC.

Rocky Shoes & Boots, Inc. designs, develops, manufactures, and markets premium quality rugged outdoor, occupational, work and casual footwear, as well as branded clothing and accessories. The Company's footwear, clothing and accessories are marketed through several distribution channels, primarily under the registered trademarks, ROCKY and GATES.

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